EXHIBIT 10.51

First Amendment to Services and License Agreement

First Amendment to Services and License Agreement made as of the 1st day of January 2006 (“Effective Date of Amendment”), by CareAdvantage, Inc. (“CareAdvantage” or “CAI”), a Delaware corporation with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830, and Kaiser Foundation Health Plan of the Northwest (“Kaiser”), with its principal place of business at 500 NE Multnomah St., Suite 100, Portland, Oregon 97232.

Whereas, Kaiser and CareAdvantage have entered into a Services and License Agreement as of January 1, 2005 (the “Agreement”);

Whereas, the parties desire to amend the Agreement to provide for semi-annual updates of paid claims data and to extend the term of the Agreement;

Whereas, the parties also to amend the payment provisions of the Agreement;

Now, Therefore, in consideration of the premises the parties agree as follows:

1. Amendments.

1.1 Semi-Annual Processing of Paid Claims Data. Commencing as of the Effective Date of the Amendment, Attachment 1.1 of the Agreement is amended in its entirety as provided in Attachment 1.1A attached hereto.

1.2 Compensation. Commencing as of the Effective Date of the Amendment:

1.2.1 Section 4.1 of the Agreement is amended in its entirety as follows:

4.1. Generally. Kaiser shall pay CareAdvantage for the services and license provided under this Agreement the sum * PMPM for each member in the Covered Population. Compensation shall be payable without invoice as follows: (a) on January 15, 2006, the sum of *, and (b) on July 15, 2006, the sum of *. (These payments assume the Covered Population is * members.) Payments made pursuant to the foregoing sentence shall be reconciled to the eligibility data for the Covered Population Kaiser makes available to CareAdvantage pursuant to Attachment 1.1A, and CareAdvantage shall pay any reconciling adjustment to Kaiser within thirty (30) days of its making a determination that such adjustment is owing, and Kaiser shall pay any reconciling adjustment to CareAdvantage within thirty (30) days of CareAdvantage’s notifying it in writing that such adjustment is owing. Notwithstanding the preceding sentence, in no event shall CareAdvantage be required to pay a reconciling adjustment to Kaiser for any six-month period in excess of $*.

1.2.2 Section 4.4.1 of the Agreement and Attachment 4.4.1 shall be deleted.

2. Except to the extent set forth herein, the Agreement, as amended by this Amendment, shall remain in full force and effect.

*  Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission

This Amendment may be executed in several counterparts, each of which is an original but all of which shall constitute one and the same instrument.

In Witness Whereof, the parties have executed this Agreement as of the date set forth above.

CareAdvantage, Inc.		Kaiser Foundation Health Plan of the Northwest

By:	Dennis J. Mouras	By:	Frank Hemeon
	CEO		CFO

ATTACHMENT 1.1A

No later than January 15, 2006 and no later than July 15, 2006, Kaiser will provide CareAdvantage with paid claims data for all claims in the Covered Population. Within approximately four weeks of CareAdvantage’s receipt of this data, CareAdvantage will:

•	Load data into data processing environment
•	Conduct technical and initial clinical review of data (review for completeness)
•	Run data through conversion program
•	Validate data conversion
•	Prepare\run data files though CRG algorithms
•	Validate CRG assignments (validity check)
•	Program reports to generate analyses with updated data elements
•	Review RPNavigator analyses results
•	Move into production environment
•	Deliver observations summary report (which would address significant changes from previous periods)

Thereafter, CareAdvantage will conduct at least one day of on-site consulting per quarter, including data analytical and operational integration reviews.

During the term of this Agreement, CareAdvantage will maintain telephone support for technical and clinical inquiries 6:00 a.m. through 6:00 p.m., Pacific Time, Monday through Friday.

(The four-week schedule provided by this Attachment assumes that there will be no change in Kaiser’s claims system(s) and business rules from those provided by Kaiser to CareAdvantage on or before September 1, 2004. In the event of any such change, the four-week schedule is subject to adjustment, and any additional services required by CareAdvantage on account of such changes will be billed in accordance with Attachment 4.2.)